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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                           OF CONVERTED ORGANICS INC.

                                    ARTICLE 1

     The name of this Corporation is Converted Organics Inc.

                                    ARTICLE 2

     A. The address of the Corporation's registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of the corporation's registered agent at such address is National Registered Agents, Inc.

     B. The name and mailing address of the incorporator of the Corporation is:
David C. Wang, Holland & Knight LLP, 111 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204.

                                    ARTICLE 3

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                    ARTICLE 4

     The total number of shares of all classes of stock that the Corporation shall have authority to issue is seventy-five million (75,000,000) shares of common stock, having a par value of $0.0001 per share, and twenty-five million (25,000,000) shares of preferred stock, having a par value of $0.0001 per share. Authority is hereby expressly granted to the board of directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions that are permitted by the General Corporation Law of Delaware in respect of any class or classes of preferred stock or any series of any class of preferred stock of the Corporation.

                                    ARTICLE 5

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                    ARTICLE 6

     The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the board of directors or by the stockholders.


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     The board of directors shall be divided into three (3) classes, with said classes to be as equal in number as may be possible. At the first election of directors to such classified board of directors, each Class 1 director shall be elected to serve until the ensuing annual meeting of stockholders, each Class 2 director shall be elected to serve until the second ensuing annual meeting of stockholders and each Class 3 director shall be elected to serve until the third ensuing annual meeting of stockholders. Following the expiration of their initial terms, directors in each class shall be elected for terms of three years to succeed those whose terms expire. Notwithstanding any of the foregoing provisions of this Article 6, directors shall serve until their successors are elected and qualified or until earlier death, resignation or removal from office, or until there is a decrease in the number of directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

                                    ARTICLE 7

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                    ARTICLE 8

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

                                    ARTICLE 9

     A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of Delaware is amended after approval by the stockholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

     Any repeal or modification of the foregoing provisions of this Article 9 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.


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                                   ARTICLE 10

     To the fullest extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

     Any repeal or modification of any of the foregoing provisions of this
Article 10 shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                   ARTICLE 11

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware and in pursuance of the General Corporation Law of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 5th day of January, 2006.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this 5th day of January, 2006.


                                        /s/ David C. Wang
                                        ----------------------------------------
                                        David C. Wang, Incorporator


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